[LOGO]KINGERY
      & CROUSE PA
---------------------------------
CERTIFIED PUBLIC ACCOUNTANTS

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

August 9, 2005

Thomas Equipment, Inc.
1818 North Farwell Avenue
Milwaukee, WI  53202

Gentlemen:

We consent to the inclusion in this Amended Registration Statement of Thomas Equipment, Inc. on Form SB-2/A of our report dated March 31, 2005 on our audits of the consolidated financial statements of Pneutech Inc., which covered the consolidated balance sheet as of October 31, 2004 and the results of their operations and cash flows for each of the two years then ended. We also consent to the reference to our firm under the caption "Experts" in this Registration Statement.


/s/ Kingery & Crouse, P.A.

Tampa, FL


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